SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.  20549
__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): September 3, 2013

MERRILL LYNCH DEPOSITOR, INC.
(on behalf of PPLUS TRUST SERIES SPR-1)
(Exact name of registrant as specified in its charter)

Delaware	001-31912	13-3891329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

One Bryant Park, 4th FL New York, New York (Address of principal executive offices)		10036 (Zip Code)
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Registrant’s telephone number, including area code: (646) 855-6745

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events

Item 8.01 Other Events

PPLUS Trust Series SPR-1 Trust (the “Trust”) has liquidated its assets and terminated.  A liquidation distribution of securities and cash was made with respect to the Certificates of the Trust on September 3, 2013.  In accordance with the terms of the Trust Agreement, Holders of the Certificates received 42,497,000 principal amount of Underlying Securities, plus $ 724,816 in cash in aggregate (the “Excess Underlying Securities Proceeds”), based on a required liquidation on August 30 of the principal amount of Underlying Securities in excess of the principal balance of the Certificates.   Certain Underlying Securities that could not be distributed to DTC participants due to required minimum denominations for transfer were also liquidated on August 30.

In relation to holdings of Certificates evenly divisible by 40, Holders of the Certificates received their pro rata allocation of the Underlying Securities and Excess Underlying Securities Proceeds.  In relation to any portion of their holdings of Certificates not evenly divisible by 40, Holders of Certificates received an all cash distribution due to required minimum denominations for transfer of Underlying Securities.  For Holders of Certificates for which the liquidation of the Underlying Securities occurred on August 30, due to minimum denominations for transfers to DTC participants, the amount of such cash distribution for lots of 39 or fewer Certificates is approximately $23.60 per Certificate.

For Holders of Certificates for which the liquidation of the Underlying Securities occurred after transfers to DTC participants, the amount of such cash distribution for lots of 39 or fewer Certificates varies based on the liquidation price obtained in relation to the Underlying Securities allocable to particular lots held by or through individual participants in DTC.  Such liquidation prices could not be determined on August 30; they could be determined only after crediting of Underlying Securities to the relevant individual DTC participants.  The liquidation price in respect of individual participants in DTC depends on time of sale, available prices, lot sizes and other market factors.

A copy of the distribution calculation summary is attached as Exhibit 99.1 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 6, 2013

MERRILL LYNCH DEPOSITOR, INC.
By:/s/ John Marciano
Name:John Marciano
Title:Vice President

EXHIBIT INDEX
Exhibit 99.1      Distribution calculation summary.